Contact:   Joseph Krul
           Stockholder Relations
           810-637-2530

           Chris Hartweg
           ABN AMRO North America, Inc.
           312-904-6174

ABN AMRO NORTH AMERICA, INC., AGREES TO ACQUIRE STANDARD FEDERAL
BANCORPORATION, INC.

TROY, MI--November 22, 1996--ABN AMRO North America, Inc., announced today that it has reached an agreement to purchase Troy, Michigan-based Standard Federal Bancorporation, Inc. (NYSE:SFB), the parent of Standard Federal Bank of Michigan and its Bell Federal Bank division in Chicago.

ABN AMRO has agreed to purchase all outstanding common stock for $59 per share in cash. Based on the current number of outstanding shares and options, the acquisition is valued at approximately $1.9 billion, making it the largest acquisition in the Netherlands-based bank's history. Pending regulatory and shareholder approval, the transaction is expected to close by mid-year 1997.

Standard Federal Bank, the principal operating subsidiary of Standard Federal Bancorporation, Inc., operates a network of 182 banking centers, over 390 automated teller machines (ATMs) and 11 home lending centers in Michigan, Indiana, Northwest Ohio and Illinois. As of October 31, it had assets of $15.5 billion, deposits of $10.8 billion and $10.1 billion of loans serviced for others.

Upon closing, current Standard Federal Bank branches will continue to operate under the Standard Federal name and operate as a stand-alone federal savings bank headquartered in Troy.

Standard Federal's mortgage operation, including InterFirst, a wholesale mortgage banking unit, is the largest thrift lender in the nation. Together with ABN AMRO's LaSalle Home Mortgage Corp. of Norridge, Illinois, the largest single family lender in Chicago, the combined operations will form the country's eighth largest mortgage originator.

In Chicago, Standard Federal's Bell Federal branches will be integrated into LaSalle Bank FSB's branch network.

Standard Federal employs approximately 4,000 people. No immediate changes are anticipated at Standard Federal, but some assimilation of staff and back office operations are expected over time.

Combined with the recent acquisitions of Morton Grove, Illinois-based Comerica Bank-Illinois (now LaSalle Bank Illinois) and Columbia National Bank in Chicago, ABN AMRO will now have more 310 locations and 570 ATMs throughout the upper Midwest.

"Standard Federal is an outstanding financial institution with a particularly strong franchise in Michigan," said Harrison F. Tempest, chairman and chief executive officer of ABN AMRO North America. "This acquisition marks ABN AMRO's expansion into Michigan, quickly establishes our presence in Ohio and Indiana and strengthens our Chicago market share. It is an important part of our long-term strategy for growth in North America."

Upon closing, Scott K. Heitman, president and CEO of LaSalle Community Bank Group, will assume the additional responsibilities of president and CEO of Standard Federal Bank. Current chairman, president and CEO Thomas R. Ricketts will remain chairman of Standard Federal Bank and become a member of the board of directors of LaSalle Bank FSB.

"This is an exciting move for Standard Federal," explained Ricketts. "With this sale, we'll have immediate access to a full range of commercial products and services that would otherwise take us years to build. We look forward to our continued growth as part of the LaSalle and ABN AMRO organizations."

ABN AMRO North America, Inc., is owned by Netherlands-based ABN AMRO Bank N.V., the world's 14th largest bank, with assets of $385 billion and over 1,600 locations in 69 countries around the globe. ABN AMRO has assets of more than $72 billion and employs 11,000 people in North America. Chicago-based subsidiaries include ABN AMRO Securities (USA) Inc., LaSalle Bank FSB, LaSalle Home Mortgage Corporation, LaSalle National Bank, LaSalle Bank NI, LaSalle Northwest National Bank and LaSalle National Trust, N.A.

ABN AMRO Bank also owns European American Bank (EAB) of Uniondale, New York, which has $9.2 billion in assets and 90 locations in the New York metropolitan area.
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*Editor's Note: ABN AMRO is spelled correctly and should always appear in all capital letters